                                                                    EXHIBIT 99.3


                                                              Direct Dial Number
Daniel A. Dreisbach                                              302-651-7762
                                                              Dreisbach@rlf.com
                                October 24, 2006

VIA E-FILING AND HAND DELIVERY
The Honorable Stephen P. Lamb
Court of Chancery
New Castle County Courthouse
500 North King Street
Wilmington, DE 19801

      RE: ESOPUS CREEK VALUE LP V. METROMEDIA INTERNATIONAL GROUP, LTD., C.A. NO. 2484 ("ESOPUS I")

            ESOPUS CREEK VALUE LP, ET AL.. V. HAUF, ET AL.,
            C.A. NO. 2487 (ESOPUS II)

Dear Vice Chancellor Lamb:

      This firm, together with Martin Flumenbaum and Daniel J. Leffell of Paul, Weiss, Rifkind, Wharton & Garrison LLP, represents defendant Metromedia International Group, Inc. ("Metromedia" or the "Company"), in the above action. I write in response to plaintiffs' motions for expedited proceedings and discovery, including the scheduling of an expedited hearing. For the reasons that follow, the Company urgently needs a prompt resolution of plaintiffs' meritless claims to avoid possible irreparable harm to itself and its other stockholders. Accordingly, prior to the scheduling conference this afternoon, the Company will attempt to agree with plaintiffs on an appropriate schedule for submission to the Court.

                                   BACKGROUND

      These cases are an attempt by plaintiffs, Esopus Creek Value LP ("Esopus") and Black Horse Capital, LP, Black Horse Capital (QP) LP and Black Horse Capital Offshore Ltd. (collectively, "Black Horse"), to prevent Metromedia from completing a $480 million cash sale of its principal asset, Magticom, Ltd. ("Magticom"), a cellular telephone company operating in the former Soviet Republic of Georgia. Metromedia's Board of Directors believes that this price -- reflecting a high multiple of earnings -- offers full value, particularly given that Magticom operates in a distant market with a history of economic and political instability. The proposed sale is the result of extensive negotiations following an unsolicited bid for Magticom by a group of foreign investors (the "Offerors"). It would provide common stockholders like Esopus and Black Horse with a premium over the prior-twelve-month average price of Esopus common stock.

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The Honorable Stephen P. Lamb
October 24, 2006
Page 2


      In view of this offer, the Company expects to file a bankruptcy petition under Chapter 11 of the U.S. Bankruptcy Code, which will permit a court-supervised auction for Magticom and enable the Company to complete the sale on the terms offered by the Offerors -- or on superior terms, if any are offered in the course of the auction -- so long as the Bankruptcy Court finds it to be in the best interests of the Company.

      The Company expects to use this approach because it is the only available option to take advantage of the attractive offer for Magticom -- not, as plaintiffs assert, to "disenfranchise" Metromedia stockholders. (Esopus I Cplt. Paragraph 1; Esopus II Cplt. Paragraph 24.) Metromedia cannot issue the proxy and disclosure statements required to organize a stockholder vote on the sale under U.S. securities laws, because it is has not timely filed periodic reports with the United States Securities and Exchange Commission ("SEC"). This is a result of the need to address significant complexities in the Company's past activities and difficulties in reconciling present U.S. public company reporting obligations with operations conducted solely in foreign emerging markets.

      In any event, the bankruptcy sale process will protect the interests of Metromedia's stockholders. The sale proposed by the Company will be the subject of a motion to be served on all creditors and stockholders in the Company's bankruptcy case. Any party in interest, including Esopus and Black Horse, will have a full and fair opportunity to examine the sale and raise any objections thereto. Finally, any sale, whether the current one proposed by the Company or at a higher price as a result of the court-supervised auction in the bankruptcy case, cannot be consummated without a finding of the Bankruptcy Court after a hearing on the merits that such sale is in the best interests of the Company and its estate.

      Nor is the Company's plan designed to "avert" the annual stockholders' meeting (the "Annual Meeting") required by this Court's Order dated September 26, 2006 (Esopus I Cplt. Paragraph 1; Esopus II Cplt. Paragraph 31), and plaintiffs have no good faith basis whatsoever for asserting that it is. The Annual Meeting will take place, and directors will be elected, on December 15, 2006, as ordered by the Court, regardless of the bankruptcy filing or execution of a definitive agreement with the proposed Offerors.

      Plaintiffs falsely suggest that the Company's senior management have a conflict of interest and are biased in favor of the proposed purchase because of alleged "separate bonus agreements for senior management conditioned upon consummation of the Bankruptcy Sale scheme." (Esopus I Cplt. Paragraph 13; see also Esopus Creek II Cplt. Paragraph's 6, 29.) In fact, however, the bonus in question, based on a percentage of the sale proceeds, applies to any sale to any purchaser. Thus, the only financial incentive provided for management is an incentive to get the highest possible price for Magticom and to ensure that the bankruptcy auction produces any and all possible superior bids.

      And as for plaintiffs' equally unfounded claim that Metromedia's non-management directors are conflicted because of bonus agreements providing for a payment to each in the amount of $100,000 ((Esopus I Cplt. Paragraph 13; Esopus II Cplt. Paragraph 28), each of those directors has waived any claim to such a bonus. In addition, as plaintiffs acknowledge, non-management directors own a very substantial amount of Metromedia common stock, placing their economic


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The Honorable Stephen P. Lamb
October 24, 2006
Page 3


interests directly in line with those other stockholders, such as Esopus and Black Horse. (See Esopus II Cplt. Paragraph's 13-14.)

      Esopus (but not Black Horse) also complains that the Company "never disclosed to Esopus or the Court that . . . it was negotiating the LOI or the Bankruptcy Sale scheme." (Esopus I Cplt. Paragraph 10; see also Esopus I Motion for Expedited Proceedings Paragraph 2.) Esopus neglects to mention, however, that the Company repeatedly offered to disclose to Esopus the details of its confidential negotiations, subject to execution by Esopus of an appropriate confidentiality agreement. Had Esopus accepted any of the Company's repeated offers, it would have had the opportunity, before execution of the Letter of Intent ("LOI"), to learn about the negotiations with the Offerors, the proposed bonuses to senior management (see Esopus I Cplt. Paragraph 13), and the fact that the Company was actively attempting to garner support for the transaction among stockholders -- the supposed "lock-up" agreement (Esopus I Cplt. Paragraph
14).

      Indeed, Black Horse signed such an agreement and knew about all of the foregoing before announcement of the LOI. Esopus, however, apparently preferring to maintain a litigation posture, flatly refused to learn what the Company was planning.

                                    ARGUMENT

      Plaintiffs invest considerable effort in attempts to persuade the Court that Metromedia will not hold the Annual Meeting absent judicial intervention, and that such failure will constitute irreparable harm to Esopus. (Esopus I Motion Paragraph's 5-6; (Esopus II Motion Paragraph's 3, 7.) As noted above, however, plaintiffs have offered no basis for concluding that Metromedia will fail to hold the meeting, and expedited proceedings are not necessary to determine that point.

      Nevertheless, expedited proceedings are required to prevent potentially irreparable harm to Metromedia and its other stockholders as a result of the pendency of plaintiffs' claims.

      As with any major transaction, there is always a risk that a buyer might lose interest if too much time passes or uncertainty arises before it can complete the deal. This risk is only exacerbated by the pendency of litigation threatening to interfere with completion of the transaction. Here, what is at risk is $480 million in cash proceeds, an offer that very well may not materialize again in the near future, if ever. As the Court stated in Hecco Ventures v. Sea-Land Corp., 1986 WL 5840 (Del. Ch. May 19, 1986), regarding a possible restraint on a proposed sale:

      to impose such a restraint might cause irreparable harm, by creating a risk that the CSX offer, due to market changes occasioned by a court-ordered delay, might not go forward. Under the circumstances of this case, to interfere with or deny Sea-Land's shareholders the opportunity to receive $28 per share for their shares would be a disservice of which I decline to inflict upon them.

Id. at *6.

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The Honorable Stephen P. Lamb
October 24, 2006
Page 4


      Moreover, if Esopus's claims are not resolved promptly -- even if only preliminarily -- Metromedia and its directors will be in an untenable position. If this litigation proceeds on the customary schedule, then, as noted above, Metromedia may lose the attractive sale presented by the Offerors while awaiting a resolution. On the other hand, if the directors do act prior to a resolution -- assuming the Offerors are prepared to go forward in the face of pending litigation -- they face the risks and uncertainties of continued litigation by plaintiffs for alleged damages.

      Accordingly, Metromedia respectfully requests that the Court enter an Order providing for such expedited schedule as the parties may agree upon or, failing such agreement, a reasonable schedule that will permit resolution of plaintiffs' motions for a preliminary injunction before December 1, 2006. In that connection, Metromedia will agree not to execute a definitive agreement with the Offerors until December 1, 2006, or such date as the Court rules on plaintiffs' motions for a preliminary injunction, if earlier.

                                          Respectfully submitted,

                                          Daniel A. Dreisbach (#2583)

DAD:smc
cc:   Elizabeth McKeever, Esq. (via efiling and email)
      Martin Flumenbaum, Esq. (via email)
      Daniel J. Leffell, Esq. (via email)